UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NETGEAR, INC.

(Name of registrant as specified in its charter)

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Dear Stockholders:

We are writing to ask for your support for the agenda items on NETGEAR’s 2020 Annual Meeting of Stockholders ballot and to underscore the importance of your independent analysis in conducting your evaluation. Our Board would like to draw your attention specifically to Proposal No. 4, our proposal to increase the number of shares available under our equity incentive plan by 2,000,000 shares – an amount expected to last roughly two years. Our Board unanimously recommends you cast your vote FOR this proposal.

Approval of this proposal is critical to sustaining our momentum as we build value through pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments. We are dedicated to delivering innovative and advanced connected solutions ranging from mobile and cloud-based services for enhanced control and security, to smart networking products, video over Ethernet for Pro AV applications, easy-to-use WiFi solutions and performance gaming routers to enhance online game play. Many of these solutions serve an enhanced consumer need with the recent increase in working-from-home and remote learning trends due to the COVID-19 pandemic. Additionally, we continually drive innovation through research and development to create new technologies and to capitalize on technological inflection points and trends, such as WiFi 6, 5G and Pro-AV. As we pursue these opportunities, we are committed to maintaining a strong balance sheet and financial discipline by closely managing our expenses, inventory and cash. Over the past year, we have achieved several notable operational and technological results, and we continued to use our operating cash flow to benefit stockholders:

•	Successful product introductions in multiple growth categories across our portfolio, including WiFi 6 products and Power over Ethernet Plus offerings;
•	Continued increase in first class app and service offerings to our growing paid subscriber base, including associated investments in software development capabilities and personnel;
•	Advances in key markets we serve by providing truly innovative solutions that set us apart from our competition; and
•	Significant return of capital to stockholders through continuation of the Company's stock repurchase program.

As you consider this share request, we ask that you bear in mind that we compete for talent in an industry and in geographic regions (including Silicon Valley) where equity incentives are needed to attract and retain critical employees. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy that incentivizes our employees throughout the organization to drive stockholder value, not just our executive officers.  As discussed in more detail below, over the past several years we have deployed this equity without diluting our stockholders.

In addition, NETGEAR is committed to pro-actively maintaining best practices in its compensation program and equity plan, as well as engaging with stockholders and being responsive to their priorities and concerns. For example, as discussed in greater detail in our 2020 Proxy Statement, our Compensation Committee has committed to incorporate performance stock units, or PSUs, into our executive compensation program rather than stock options, beginning in 2020. This step is in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance and also is in direct response to feedback received through our stockholder engagement process.

Recently, Institutional Shareholder Services (“ISS”) released a report recommending that our stockholders vote against Proposal No. 4. Although we respect the ISS approach, their analysis in recommending against Proposal No. 4 does not take into account a number of relevant and important considerations, and it overstates the dilutive effect of our past equity usage as well as the potential dilution of our proposal.

Background

ISS is supportive of all of our director nominees and our say-on-pay proposal that reflects our overall compensation program, and in the past ISS also has been supportive of our equity plan proposals that we have presented to stockholders approximately every two years. However, this year ISS has recommended against our equity plan proposal because of a formulaic application of its quantitative thresholds. We are asking our stockholders to consider several important relevant factors to our business strategy that ISS does not consider in its approach. According to ISS’ formula, even though we have a severely limited pool of equity to grant annual merit awards or new hire awards going forward, if we requested enough shares to cover even a small fraction of last year’s annual merit grants, we would not pass its proprietary tests. Given ISS’ recommendation, we believe it is imperative that we highlight areas where we disagree with ISS’ analysis, which include:

•

ISS applies formulaic burn rate and dilution calculations that appear inflated because they do not take into account our stock buyback activity that has offset dilution from equity compensation, nor the unique circumstances of our preparation for, and execution of, our spin-off of Arlo Technologies, Inc. in 2018. The Arlo spin-off required us to issue an unusually high number of NETGEAR equity awards during 2018 as we hired additional executives and employees on behalf of Arlo to prepare it to become an independent company, which caused our burn rate to increase well above our typical levels. In 2019, we managed our burn rate down substantially, and in 2020 to date, we have successfully continued these efforts.

•

The proposed stock plan increase is reasonable based on comparison to our compensation peer group. The peer data show that NETGEAR ranks below the median based on the potential dilution from available shares if Proposal No. 4 is approved. Similarly, NETGEAR’s equity grant date fair value as a percentage of annual revenue last year also ranks below the median of our peers.

•

ISS does not factor in the significant implications for us and our stockholders if the plan increase is not approved. As discussed in detail in our 2020 Proxy Statement, we have substantially exhausted the equity plan reserves approved by stockholders in 2016 and 2018. Absent approval of the plan increase, we will be extremely restricted in using equity awards and may need to use cash awards or other relatively stockholder unfriendly forms of incentive compensation that can cause volatility in quarterly results, reduce alignment of interests between employees and stockholders and reduce cash available for potential future stock repurchases.

•

Despite determining that our compensation practices are appropriate and align CEO and other named executive officer pay with performance, ISS nevertheless recommends that stockholders vote against approval of the equity compensation plan that is necessary to implement our ongoing compensation practices, support our growth strategies, and is in-line with peers based on key equity program metrics.

ISS’ Analysis of Proposal No. 4 Does Not Consider our Stock Repurchase Activity

Buybacks Have Effectively Insulated Stockholders from the Dilutive Impact of NETGEAR’s Equity Compensation Plan:  We have maintained a robust stock repurchase program over the past several years and have been opportunistic buyers of a significant number of shares of NETGEAR common stock. Our stockholders understand the power of buybacks as a valuable tool to mitigate dilution. Our buybacks are a useful tool not only for returning capital to stockholders but also for offsetting dilution. As shown below, over the past five years we have significantly increased our share repurchase activity, while maintaining a strong balance sheet and more than offsetting the dilutive effect of our equity awards granted during that time.

In aggregate, from 2015 through 2019, we repurchased 9.9 million shares of NETGEAR common stock, almost double the dilution from equity awards of 5.2 million shares during the same period. In addition, in 2018 our participation in opportunistic repurchase activities was precluded for much of the year due to securities law restrictions, as we pursued and completed the spin-off of Arlo Technologies, Inc.

The impact from our repurchase activity on burn rate is significant, increasing the burn rate from 2.79% to 3.73%, as reported. Without taking stock repurchases (a corporate action our stockholders have overwhelmingly supported) into account in evaluating our equity plan proposal, the ISS methodology penalizes us because the reduction of total shares outstanding as a result of stock repurchases decreases the denominator in the dilution calculation but fails to correspondingly offset the overall equity issuances in the numerator by our stock repurchase rate, which results in a skewed number.

	Share Repurchases		Weighted Common Stock	Hypothetical Weighted Common shares outstanding (1)	Stock Option Grants	RSU Grants	Awards to Arlo employees (2)	Burn rate (un-adjusted) as reported	Hypothetical (un-adjusted) burn rate (1)	Burn rate (adjusted) as reported (4)	Hypothetical (adjusted) burn rate (1) (4)	Dilution for Equity Awards
2019	2,406,284		30,914,494	39,582,004	502,500	709,314		3.92%	3.06%	6.21%	4.85%	843,965
2018	472,579	(3)	31,614,479	38,780,357	378,000	970,952	280,098	4.27%	2.76%	7.34%	4.54%	729,005
2017	2,378,515		32,088,221	38,030,816	348,000	617,937		3.01%	2.54%	4.94%	4.16%	763,760
2016	893,717				328,000	479,249						1,232,615
2015	3,770,305				296,000	524,566						1,637,624
	9,921,400							3.73%	2.79%	6.16%	4.52%	5,206,969

(1)	The hypothetical weighted common shares and un-adjusted burn rate exclude share repurchases since 2015 to demonstrate the impact of such programs on reported results.
(2)

Awards pertaining to Arlo employees and duplicate hires by NETGEAR who received NETGEAR equity awards pre-IPO of Arlo Technologies, Inc. (included in the total 970,952 shares subject to RSU grants in 2018).

(3)	Participation in opportunistic repurchase activities was precluded from late 2017 through the completion of Arlo’s IPO.

(4)  The adjusted burn rate arrived at by placing a premium on grants of RSUs using a multiplier of 2, which is in line with ISS methodology.

As of March 30, 2020, nearly three million shares remained authorized for future repurchase under our repurchase program. Even during the challenging and uncertain macro environment presented by the COVID-19 pandemic, we remain confident in our ability to generate cash and maintain strong liquidity. We recognize the importance of maintaining a strong cash position in a time of uncertainty and expect to balance our practice of repurchasing shares with our desire to maintain a strong balance sheet.

Had the repurchase activity not occurred, the potential dilution from this request would decline from 18.1% to 13.8% as of May 8, 2020, as shown below.

As of May 8, 2020
Awards & Options outstanding	3,822,114
Equity Pool request *	2,000,000
Award and Option pool available for grant under previously approved plans	719,354
Total Potential Unvested Equity Award	6,541,468
Common stock outstanding	29,549,393
Potential dilution	18.1%
Hypothetical Weighted Common shares outstanding**	40,745,515
Potential dilution as adjusted**	13.8%

*	Number of shares requested as part of Proposal No. 4
**	The hypothetical weighted common shares and as adjusted dilution exclude share repurchases since 2015 through the date of this filing to demonstrate the impact of such activity on dilution

In short, ISS applies its formulas to NETGEAR in a way that does not reflect important practices we undertake for the benefit of stockholders, and does not provide complete information to stockholders as to the benefits and costs of our proposed plan increase.

Important Comparative Peer Group Data Also Support the Reasonableness of Proposal No. 4

In addition, ISS’ analysis does not take into account how (i) the potential dilution from available shares under NETGEAR’s equity incentive plan or (ii) the aggregate grant date value of equity awards as a percentage of annual revenue each compare to the same metrics among the 17-company peer group that our Compensation Committee is using in 2020 in connection with its design of NETGEAR’s executive compensation program. This peer group is substantially the same as the 2019 peer group disclosed in the 2020 Proxy Statement and consists of the following companies:

ADTRAN, Inc.	Infinera Corp.
CalAmp Corp.	Logitech International S.A.
Calix, Inc.	Lumentum Holdings Inc.
Ciena Corporation	NetScout Systems, Inc.
Comtech Telecommunications Corp.	Plantronics, Inc.
EchoStar Corporation	Super Micro Computer, Inc.
Extreme Networks, Inc.	ViaSat, Inc.
F5 Networks, Inc.	Viavi Solutions Inc.
Fortinet, Inc.

Potential dilution from available shares under NETGEAR’s equity incentive plan:

Based on the shares available for grant and common shares outstanding data as of the most recent fiscal year end for each of the companies in the above peer group, the median potential dilution from available equity plan shares was 9.4%. As shown in the table below, based on NETGEAR’s stock plan data as of May 8, 2020, and assuming approval of the proposed 2.0 million share increase in shares available under the 2016 Equity Incentive Plan, NETGEAR’s potential dilution from available equity plan shares would fall below this median, at 9.2%:

	Shares Available for Grant	Common Shares Outstanding	Potential Dilution from Available Equity Plan Shares
NETGEAR, with proposed 2.0 million share increase	2,719,354	29,549,393	9.2%
Peer Group Median	-	-	9.4%

Aggregate grant date value of equity awards as a percentage of annual revenue:

Based on the aggregate equity grant value and annual revenue data for the most recent fiscal year for each of the companies in the above peer group, the median equity value as a percentage of annual revenue was 3.8%. As shown in the table below, based on NETGEAR’s comparable data for 2019, NETGEAR’s equity grant value as a percentage of annual revenue was substantially below this median, at 2.7%:

	Aggregate Equity Grant Value	Annual Revenue	Equity as % of Revenue
NETGEAR	$27.1 million	$999.0 million	2.7%
Peer Group Median	-	-	3.8%

This comparative peer group data further reinforces the fundamental reasonableness of Proposal No. 4, and we urge our stockholders also to consider Proposal No. 4 in light of this highly relevant data.

Stockholders Have Overwhelmingly Supported our Say-on-Pay Proposals and ISS’ Report Positively Highlights Numerous Qualitative Aspects of our Compensation Program and Equity Plan

In analyzing ISS’ reports, it is important to recognize that its recommendation on Proposal No. 4 was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, in 2019, ISS supported our say-on-pay proposal, as did approximately 93% of our stockholders. This year ISS found a low-level of concern with respect to our compensation program, finding that the pay and performance of our CEO is well aligned. It also acknowledged the best practices in our plan and our compensation program more broadly:

•     No repricing (or cash buybacks) of underwater
stock options or stock appreciation rights

•     No “evergreen” provision

•     No “reload” equity awards

•     No “liberal share recycling”

•     No dividend equivalents vest until
underlying award vests

• Four-year deferred vesting of RSUs • Alignment of Pay and Performance • No single-trigger vesting acceleration on a change in control • No hedging of equity securities • No tax gross-ups

Our Compensation Committee made a decision early on to use equity compensation as a critical component of our overall compensation program, both for our executive team and for substantially all of our employees. This creates a strong link between the incentives of our employees with those of our stockholder base, and our stockholders have been supportive of our general approach to compensation, as indicated by consistently high support of our say-on-pay proposals. To vote against the plan amendment would effectively undermine the wishes of the stockholders who have overwhelmingly supported our pay practices.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 4.

In closing, we would like to assure you of our commitment to continue to increase the value of NETGEAR while working within the compensation framework described in our 2020 Proxy Statement. We have worked, and will continue to work with ISS in the hope that they will develop financial measures that more accurately reflect our business and enable ISS’ quantitative and qualitative assessments of NETGEAR to converge. We thank you for the time you have focused on this matter and your careful consideration of this proposal.

Sincerely,

Patrick C.S. Lo
Chairman and Chief Executive Officer
San Jose, California May 18, 2020

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